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                 April 17, 2023

       Ross Levinsohn
       Chief Executive Officer
       Arena Group Holdings, Inc.
       200 Vesey Street
       24th Floor
       New York, New York 10281

                                                        Re: Arena Group
Holdings, Inc.
                                                            Registration
Statement on Form S-3
                                                            Filed April 13,
2023
                                                            File No. 333-271240

       Dear Ross Levinsohn:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

             Please contact Austin Pattan, Staff Attorney, at (202) 551-6756 or Jan Woo, Legal
       Branch Chief, at (202) 551-3453 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology
       cc:                                              Jennifer Hitchcock